Exhibit 99.1

Armata Pharmaceuticals Announces Second Quarter 2025 Results and Provides Corporate Update

Entered into secured credit agreement with Innoviva for $15 million maturing in 2029

Announced positive topline results from the Phase 1b/2a diSArm trial for AP-SA02

LOS ANGELES, CA, August 12, 2025 - Armata Pharmaceuticals, Inc. (NYSE American: ARMP) (“Armata” or the “Company”), a clinical-stage biotechnology company focused on the development of high-purity, pathogen-specific bacteriophage therapeutics for the treatment of antibiotic-resistant and difficult-to-treat bacterial infections, today announced financial results for its second quarter ended June 30, 2025, and provided a corporate update.

Second Quarter 2025 and Recent Developments:

●	On August 11, 2025, entered into a secured credit agreement with Innoviva Strategic Opportunities LLC, a wholly owned subsidiary of Innoviva, Inc., Armata’s largest shareholder, for a loan of $15.0 million that will mature on January 11, 2029
o	Proceeds from the new financing transaction will be used to continue to advance development of Armata’s lead Staphylococcus aureus (“S. aureus”) therapeutic phage candidate, AP-SA02, a novel intravenously administered multi-phage therapeutic for the treatment of complicated S. aureus bacteremia
●	On May 19, 2025, announced positive topline results from the Phase 1b/2a diSArm trial which evaluated AP-SA02
o	Study met all primary endpoints for safety, tolerability, and clinical response in the intent-to-treat population
o	The AP-SA02 arm significantly improved clinical outcomes and prevented relapse compared to best available antibiotic therapy
o	No treatment-related serious adverse events were observed with AP-SA02 administered intravenously every six hours for five days
o	Armata plans to hold an end-of-Phase 2 Meeting with the U.S. Food and Drug Administration (“FDA”) in the second half of this year to align on a superiority trial design that the Company intends to begin enrolling patients in a Phase 3 pivotal trial in 2026
●	Received an additional $4.65 million of non-dilutive funding pursuant to a previously announced U.S. Department of Defense award through the Medical Technology Enterprise Consortium (“MTEC”) and managed by the Naval Medical Research Command – Naval Advanced Medical Development with funding from the Defense Health Agency and Joint Warfighter Medical Research Program
o	Supports diSArm study close-out activities, as well as the preparation and execution of an end-of-Phase 2 meeting with FDA
●	Further advanced bacteriophage science through presentations at:
o	2025 Military Health System Research Symposium (MHSRS), held on August 6 in Kissimmee, FL
o	26th Biennial Evergreen Phage Meeting, held on August 7 in Knoxville, TN

“We achieved another significant milestone during the second quarter with positive topline data from our Phase 1b/2a diSArm study of AP-SA02, our high-purity, multi-phage therapeutic candidate that we are developing as a treatment for complicated S. aureus bacteremia,” stated Dr. Deborah Birx, Chief Executive Officer of Armata. “Notably, these data are the first clear evidence in a randomized controlled trial of the effectiveness of phage in treating a serious systemic bacterial infection, with demonstrated efficacy regardless of antibiotic resistance patterns or site of infection. Findings from the diSArm study, including the favorable safety and tolerability profile of AP-SA02, will inform the design of a larger definitive efficacy study to demonstrate superiority of AP-SA02 in treating complicated S. aureus bacteremia, and will form the basis for an End of Phase 2 meeting with the FDA which the Company intends to hold later this year. Importantly, Armata’s planned superiority pivotal trial design will have the potential to change standard of care for a serious systemic pathogen that is responsible for significant morbidity and mortality in the United States. We are very grateful for the ongoing support of Innoviva and the U.S. Department of Defense for providing critical funding to enable us to continue to advance this promising program.”

“Together with previously announced promising trial results for our second clinical candidate, AP-PA02, a novel, inhaled multi-phage therapeutic for the treatment of chronic pulmonary Pseudomonas aeruginosa infections in people with cystic fibrosis and non-cystic fibrosis bronchiectasis, I continue to be very pleased with our progress. With two promising therapeutic candidates and a state-of-the-art manufacturing platform that can achieve the high purity necessary for clinical success, we are very well positioned to address areas of high unmet need while creating significant long-term value for our company,” Dr. Birx concluded.

Second Quarter 2025 Financial Results

Grant and Award Revenue. The Company recognized grant and award revenue of $2.2 million for the three months ended June 30, 2025. This represents MTEC’s share of the costs incurred for the Company’s AP-SA02 program for the treatment of S. aureus bacteremia. The Company recognized no grant revenue for the three months ended June 30, 2024.

Research and Development. Research and development expenses for the three months ended June 30, 2025 were approximately $6.4 million, compared to approximately $8.5 million for the comparable period in 2024. The Company continues to invest in clinical-related expenses associated with its primary development programs.

General and Administrative. General and administrative expenses for the three months ended June 30, 2025 were approximately $2.6 million, compared to approximately $3.4 million for the comparable period in 2024.

Loss from Operations. Loss from operations for the three months ended June 30, 2025 was approximately $6.8 million, compared to a loss from operations of approximately $11.9 million for the comparable period in 2024.

Cash and Cash Equivalents. As of June 30, 2025, Armata held approximately $4.3 million of unrestricted cash and cash equivalents, compared to $9.3 million as of December 31, 2024.

As of August 12, 2025, approximately 36.2 million common shares were outstanding.

About Armata Pharmaceuticals, Inc.

Armata is a clinical-stage biotechnology company focused on the development of high-purity pathogen-specific bacteriophage therapeutics for the treatment of antibiotic-resistant and difficult-to-treat bacterial infections using its proprietary bacteriophage-based technology. Armata is developing and advancing a broad pipeline of natural and synthetic phage candidates, including clinical candidates for Pseudomonas aeruginosa, Staphylococcus aureus, and other pathogens. Armata is committed to advancing phage therapy with drug development expertise that spans bench to clinic including in-house phage-specific current Good Manufacturing Practices (“cGMP”) manufacturing to support full commercialization.

Forward Looking Statements

This communication contains “forward-looking” statements as defined by the Private Securities Litigation Reform Act of 1995. These statements relate to future events, results or to Armata’s future financial performance and involve known and unknown risks, uncertainties and other factors which may cause Armata’s actual results, performance or events to be materially different from any future results, performance or events expressed or implied by the forward-looking statements. In some cases, you can identify these statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms, and similar expressions. These forward-looking statements reflect management’s beliefs and views with respect to future events and are based on estimates and assumptions as of the date of this communication and are subject to risks and uncertainties including risks related to Armata’s development of bacteriophage-based therapies; ability to staff and maintain its production facilities under fully compliant cGMP; ability to meet anticipated milestones in the development and testing of the relevant product; ability to be a leader in the development of phage-based therapeutics; ability to achieve its vision, including improvements through engineering and success of clinical trials; ability to successfully complete preclinical and clinical development of, and obtain regulatory approval of its product candidates and commercialize any approved products on its expected timeframes or at all; and Armata’s estimates regarding anticipated operating losses, capital requirements and needs for additional funds. Additional risks and uncertainties relating to Armata and its business can be found under the caption “Risk Factors” and elsewhere in Armata’s filings and reports with the U.S. Securities and Exchange Commission (the “SEC”), including in Armata’s Annual Report on Form 10-K, filed with the SEC on March 21, 2025, and in its subsequent filings with the SEC.

Armata expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Armata’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Media Contacts:

At Armata:

Pierre Kyme

ir@armatapharma.com

310-665-2928

Investor Relations:

Joyce Allaire

LifeSci Advisors, LLC

jallaire@lifesciadvisors.com

212-915-2569

Armata Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$4,328	$9,291
Prepaid expenses and other current assets	1,024	1,273
Other receivables	2,168	744
Total current assets	7,520	11,308
Property and equipment, net	12,657	13,241
Operating lease right-of-use asset	40,504	41,687
Intangible assets, net	13,746	13,746
Other long term assets	6,363	6,455
Total assets	$80,790	$86,437

Liabilities and stockholders’ deficit
Accounts payable, accrued and other current liabilities	7,749	9,295
Convertible Loan, current	33,445	—
Term debt, current	78,891	38,954
Total current liabilities	$120,085	$48,249
Convertible Loan, non-current	—	32,897
Term debt, non-current	—	22,539
Operating lease liabilities, net of current portion	27,131	27,694
Deferred tax liability	3,077	3,077
Total liabilities	150,293	134,456
Stockholders’ deficit	(69,503)	(48,019)
Total liabilities and stockholders’ deficit	$80,790	$86,437

Armata Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Grant and award revenue	$2,169	$—	$2,660	$966
Operating expenses
Research and development	6,394	8,475	11,823	16,491
General and administrative	2,619	3,439	5,872	6,617
Total operating expenses	9,013	11,914	17,695	23,108
Operating loss	(6,844)	(11,914)	(15,035)	(22,142)
Other income (expense)
Interest income	108	221	167	273
Interest expense	(3,808)	(2,718)	(7,410)	(4,538)
Change in fair value of the Convertible Loan	(5,751)	23,397	(548)	10,372
Total other income (expense), net	(9,451)	20,900	(7,791)	6,107
Net income (loss)	$(16,295)	$8,986	$(22,826)	$(16,035)
Per share information:
Net income (loss) per share, basic	$(0.45)	$0.25	$(0.63)	$(0.44)
Weighted average shares outstanding, basic	36,193,479	36,154,521	36,189,165	36,139,873
Net loss per share, diluted	$(0.45)	$(0.25)	$(0.63)	$(0.45)
Weighted average shares outstanding, diluted	36,193,479	58,246,626	36,189,165	58,231,978

Armata Pharmaceuticals, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2025	2024
Operating activities:
Net loss	$(22,826)	$(16,035)
Adjustments required to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	743	632
Stock-based compensation expense	1,356	1,869
Change in fair value of the Convertible Loan	548	(10,372)
Non-cash interest expense	7,398	4,538
Change in right-of-use asset	1,183	960
Changes in operating assets and liabilities	(3,193)	(2,353)
Net cash used in operating activities	(14,791)	(20,761)
Investing activities:
Purchases of property and equipment	(248)	(1,616)
Net cash used in investing activities	(248)	(1,616)
Financing activities:
Proceeds from issuance of term debt, net of issuance costs	10,000	34,889
Payments for taxes related to net share settlement of equity awards	(14)	—
Proceeds from exercise of stock options	—	130
Net cash provided by financing activities	9,986	35,019
Net increase in cash, cash equivalents and restricted cash	(5,053)	12,642
Cash, cash equivalents and restricted cash, beginning of period	14,771	19,243
Cash, cash equivalents and restricted cash, end of period	$9,718	$31,885

	Six Months Ended June 30,
	2025	2024
Cash and cash equivalents	$4,328	$26,405
Restricted cash	5,390	5,480
Cash, cash equivalents and restricted cash	$9,718	$31,885